Exhibit 10.2

SUPPLY AGREEMENT, dated as of October 1, 2012 (the "Agreement"), by and between IMPERIAL VALLEY SEEDS, INC., a California corporation ("IVS"), and IMPERIAL VALLEY MILLING CO., a California corporation ("IVM").

WHEREAS, IVM conducts an alfalfa and other seed sourcing, cleaning and supply business; and

WHEREAS approximately 90% of the seed that IVM processes is subsequently sold by IVS, a company that was established for the purpose of selling IVM's certified and uncertified alfalfa seed (collectively, "Seed") and Bermuda grass seed production;

WHEREAS, IVS is engaged in the marketing and sale of Seed throughout the world;

WHEREAS, IVM agrees to offer to sell and (at SW's option) to sell its entire output of all of the Seed production that IVM contracts for and/or purchases from farmers and any other sources;

WHEREAS, in order to be successful, IVS needs to participate with IVM at all stages of the process of contracting for and acquiring Seed, including the particular varieties that are grown or acquired;

WHEREAS, IVS and IVM desire to establish the framework, terms and conditions upon which IVM will sell Seed to IVS.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. Agreement to Supply Seed. During the term of this Agreement, and subject to the terms and conditions of this Agreement, the presumption of parties shall be that the entire Seed production of IVM will be offered and sold to IVS and that IVS will sell IVM's entire output from any and all sources (including, without limitation, Seed inventory held on consignment for growers) of Seed to IVS in the quantities and at the prices as hereinafter provided. Notwithstanding anything else in this agreement, IVS shall not be mandated to purchase all Seed if it so declines to do so.

  Coordination and communication. IVS and IVM hereby agree that IVM will use a standard grower contract in the form attached hereto as Exhibit A, which form can be amended from time to time by IVM and IVS. When and as signed by a grower, IVM will promptly supply IVS with a copy of each grower contract so that IVS is always aware of the terms of the contractual commitments for Seed production. On the 15th of each month commencing in June and ending with September 15, IVM will deliver to IVS a written report stating both the amount of Seed processed for the harvest as of that date and a forecast of its expected output of Seed for the remainder of the harvest. Further, during the Imperial Valley's annual Seed harvest IVM and IVS shall use their best efforts to see that their respective employees are in frequent communication as to the status of IVS's sales and IVM's production. In its grower relationships, IVM will ensure that IVS has the right to contact growers directly regarding harvesting and farming practices and to conduct field observation throughout the life of a stand (regardless of whether seed is actually in production). During the cyclical contracting and seed planting period, from approximately September through November and also in early Spring IVM and IVS agree to communicate often, but at least weekly, on the subjects of seed production contracting, seed purchase and seed consignment.

  IVM will use its best efforts to coordinate its Seed supplying efforts so that the maximum amount of Seed commercially possible is available for sale during the harvest to IVS's traditional markets in Middle East and North Africa. In addition, IVM will use its best efforts to contract and/or produce Seed in quantities and of quality consistent with its historical operations and the requirements of IVS. Without limiting the foregoing, IVM will place first priority on scheduling of its processing of Seed before other products.

  At any time during the term of this Agreement IVS may submit a request to purchase Seed from IVM in such quantities and on such delivery dates as required by IVS (an "Acquisition Request"). The Acquisition request may be communicated telephonically, by facsimile or by electronic mail.

  Following receipt of the Acquisition Request, IVM shall use best efforts to source the requested Seed and to deliver as promptly as possible a statement to IVS setting forth the quantity of Seed IVM has available in whole or in part to fulfill the requirements of the Acquisition Request (an "Availability Notice"). For a commercially reasonable period following its receipt of an Availability Notice, IVS will have the exclusive option to purchase all or any portion of the Seed listed in the Availability Notice at a purchase price equal to IVM's Actual Cost (as defined below) plus $0.10 per pound (during the first ten years of the term of this Agreement) and $0.12 per pound (during the final five years of the term of this Agreement). IVS may exercise its purchase option by delivering to IVM a purchase order for the quantity of Seed it desires to purchase. Any such purchase will be made on IVS's standard payment, delivery and other terms as specified in the purchase order. The foregoing purchase price will be inclusive of all services set forth on Exhibit B hereto.

  IVS agrees to purchase from IVM, and IVM agrees to sell to IVS, all of its requirements for seed coating services for up to 4 million pounds per annum of Seed (and Bermuda grass seed) sourced by IVS from the Imperial Valley. IVM will provide any and all seed coating services requested by IVS for a total price of $0.30 per pound for the services described in Exhibit C hereto.

  As used herein, "Actual Cost" means, as to any seed, the contracted price per pound IVM actually pays to the grower of the seed.

  If IVS declines to purchase all or any portion of the Seed listed in an Availability Notice (the amount and type of Seed that IVS declines to purchase being referred to herein as, a "Declined Portion"), then IVM may sell all or any portion of the Declined Portion to other purchasers solely for distribution and end use within the United States. IVM will not sell, or offer to sell, (i) any Seed which has not been first offered for sale to IVS pursuant to an Availability Notice and (ii) any Seed for a price less than the price set forth in paragraph 1(d). In addition, IVM will not (directly or indirectly) provide any sourcing, cleaning, coating or other services in respect of Seed which has not been offered for sale to IVS pursuant to an Availability Notice.

  All responsibility for decisions regarding the maintenance of inventory, the construction of a new plant and similar elements of IVM's business will rest entirely with IVM. IVS shall have no liability or other responsibility whatsoever for loss or damage incurred by IVM with respect to these decisions.

  IVM will ensure that Shane Brady, (IVM's production manager) enters into confidentiality and trade secret protection agreements, in form and substance reasonably satisfactory to IVS, that protect (among other things) IVM's Seed grower relationships and the identity of its growers. IVS will be named as an intended third-party beneficiary of such agreements. IVM agrees that it will use best efforts to enforce such agreements in the event of any breach thereof.

2. Agreement to Supply Bermuda Grass Seed. IVS will provide IVM with an annual forecast of IVS's requirements for Bermuda grass seed during the following year. IVM agrees to use its best efforts to source a sufficient supply of Bermuda grass seed to meet IVS's forecast requirements at a purchase price equal to IVM's Actual Cost plus $0.10 per pound (during the first ten years of the term of this Agreement) and $0.12 per pound (during the final five years of the term of this Agreement), such price inclusive of all services set forth on Exhibit B hereto.

3. Quality; Inspection and Audit.

  IVM will satisfy and comply diligently with all written quality assurance requirements of IVS. The Seed (and any Bermuda grass seed sold hereunder) will be cleaned, stored and shipped by IVM in strict compliance with all applicable federal, state and local laws and regulations (including, without limitation, CCIA blue tag requirements) and IVS's specifications.

  IVS will have the right to inspect without advance notice (i) the premises of IVM at which the Seed (or any Bermuda grass seed sold hereunder) is produced; (ii) all of IVM's facilities and equipment relating to cleaning, storage and delivery of such seed and (c) such seed, prior to its shipment to IVS. Neither IVS nor its employees or agents will be required by IVM to execute a confidentiality agreement, waiver or other agreement as a condition to engaging in inspections related to such seed.

  During the term of this Agreement and for a period of two years after termination, IVM's correspondence, records and books of account related to the supply of Seed (and any Bermuda grass seed sold hereunder) to IVS, will be open to inspection and audit by IVS during IVM's normal business hours.

4. Right of First Refusal. During the term of this Agreement:

(a) In the event that IVM or any shareholder or owner of IVM has received a bona fide written offer which it is willing to accept to assign, sell, transfer of otherwise dispose of (any such transaction a "Transfer"), directly or indirectly, all or any portion of its interest in IVM or the assets of IVM, as the case may be (a "Transferred Interest"), to any person or entity, then IVM will deliver a written notice (a "Transfer Notice") to IVS stating its intent to sell the Transferred Interest. The Transfer Notice will: (i) specify the purchase price for the Transferred Interest, (ii) identify the proposed purchaser of the Transferred Interest, (iii) specify the date scheduled for the Transfer (which date will not be less than 90 days following the date the Transfer Notice is delivered) and (iv) contain a statement that the offer has been accepted pending compliance with the right of first refusal herein. The Transfer Notice will have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

(b) IVS will have the option to purchase all or any portion of the Transferred Interest on terms and conditions substantially the same in all material respects, and at the same price, set forth in the written offer delivered pursuant to paragraph (a) above; provided that (i) to the extent that purchase consideration consists of securities of the proposed purchaser, IVS may substitute cash or its own securities having an equal fair market value, (ii) to the extent the purchase consideration includes any other non-cash assets, IVS may substitute cash or similar non-cash assets having an equal fair market value, and (iii) IVS shall not be required to satisfy any non-financial requirements which would be impracticable for IVS to satisfy.

(c) IVS will notify IVM of its intention to exercise or not to exercise its purchase rights hereunder within 30 days following receipt by it of the Transfer Notice. In the event IVS elects to purchase the Transferred Interest, IVS will use reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within 90 days following receipt of the Transfer Notice (subject to extension to the extent necessary to obtain any required regulatory or third-party approvals). In the event IVS does not elect to purchase the Transferred Interest, IVM will be free, at any time within 90 days following the date IVS elects not to exercise its purchase rights hereunder (or its purchase rights expire unexercised) to consummate the sale of the Transferred Interest to the purchaser at a price and upon terms and conditions no more favorable to the purchaser than those specified in the Transfer Notice. The purchaser will assume IVM's obligations under this Agreement.

(d) Any determination of the fair market value of any securities or other non-cash assets pursuant to paragraphs (b)(i) or (b(ii) above (a "Fair Market Value Determination") will be made (i) by mutual agreement of IVS and IVM or (ii) if no such agreement is reached within 15 days following the delivery of the applicable Transfer Notice, as follows: (A) IVS and IVM will select a mutually acceptable appraisal firm familiar with assets of the type being evaluated (the "Appraiser") to make the applicable determination(s), (B) the parties will cooperate in providing the Appraiser with such information that may be reasonably requested by the Appraiser for purposes of its evaluation hereunder, (C) the Appraiser will deliver a written certificate to each of IVS and IVM presenting its determination(s), (D) the Appraiser's determination of a Fair Market Value Determination will be final and binding on the parties, and such determination will not be appealable to or reviewable by any court or arbitrator, (E) the period of time provided in paragraph (c) for IVS to notify IVM of its intention to exercise or not to exercise its purchase rights hereunder will be extended until 15 days following the date that the Appraiser has completed all Fair Market Value Determinations applicable to any Transfer Notice, and (F) each of IVS and IVM will bear 50% of the cost of the Appraiser.

4. Term. The term of this Agreement will start on the date first written above (the "Effective Date") and will expire on the fifteenth anniversary of the Effective Date.

5. Miscellaneous.

(a) This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (ii) shall not be assigned by operation of law or otherwise; provided, that IVS (or any assignee of IVS) may assign its rights and obligations hereunder to any subsidiary of IVS (or such assignee). IVM hereby consents to the assignment by IVS of its rights and obligation under this Agreement to S&W Seed Company (or any subsidiary thereof).

(b) Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to a party at the address of such party set forth in the signature pages to this Agreement (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent.

(c) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) IVM acknowledges that it is an independent contractor and is not an agent, partner, joint venturer nor employee of IVS. IVM shall have no authority to bind or otherwise obligate IVS in any manner nor shall IVM represent to anyone that it has a right to do so.

(e) The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

(f) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law.

(g) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between IVS and IVM arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

(ii) If the amount in dispute exceeds $1,000,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by IVS, one of whom shall be chosen by IVM and the third to be chosen by the two arbitrators chosen by IVS and IVM; provided, that if the two arbitrators chosen by IVS and IVM are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS. If the amount in dispute is less than $1,000,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by IVS and IVM together; provided, that if IVS and IVM are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator(s) shall be experienced in complex business matters and mergers and acquisitions transactions.

(iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that IVM or IVS is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

(iv) IVM and IVS may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

(v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(vi) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator(s) may provide for mandatory or prohibitive injunctive relief.

(vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator(s). At the discretion of the arbitrator(s), the prevailing party or parties may recover from the adverse parties his, her or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

(ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

(x) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 5(g).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(h) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

IMPERIAL VALLEY SEEDS, INC.

By____________________________
Name:
Title:
Address:

IMPERIAL VALLEY MILLING CO.

By____________________________
Name: Glen Bornt
Title: President
Address: 250 E. 5th Street
Holtville, CA 92250

Acknowledge and Agreed by:

BORNT FAMILY TRUST

By____________________________
Name:
Title:
Address:

Exhibit A
Form of Grower Contract

Exhibit B
Included Services

Included services:

  Weighing product
  Supplying appropriate bag tags
  Marking buyer's bags
  Closing buyer's bags
  Unitizing for shipment with protective wrap
  Photo documentation
  Transport documentation
  Standard blending

The following services are not covered:

  Custom blending
  Thiram or equivalent (including liquid fungicide and colorant) to be provided at no more than $0.05 per pound.
  Dry powder innoculation

Exhibit C

Coating Services

  Apply 35-50% additive mineral as directed by IVS
  Bind with liquid polymer
  Encapsulate rhizobium inoculant and liquid fungicide
  Color as directed by IVS